EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-202440) and Form S-8 (Registration No. 333-99974, Registration No. 333-86145, Registration No. 333-82772, Registration No. 333-72182, Registration No. 333-98971, Registration No. 333-124422, Registration No. 333-142835, Registration No. 333-181308, Registration No. 333-203993 and Registration No. 333-211193) of Arch Capital Group Ltd. and its subsidiaries of our report dated March 30, 2016 relating to the consolidated financial statements of United Guaranty Corporation and its subsidiaries, which appears in this Form 8-K. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP
New York, New York
September 22, 2016